UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	December 21, 2006 (December 15, 2006)

1st Franklin Financial Corporation
(Exact name of registrant as specified in its charter)

Georgia	2-27985	58-0521233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

213 East Tugalo Street, P.O. Box 880, Toccoa, Georgia		30577
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		(706) 886-7571

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 1 – Registrant’s Business and Operations
Item 1.01 – Entry into a Material Definitive Agreement.

On December 15, 2006, 1st Franklin Financial Corporation (the “Company”) entered into a credit agreement (the “Credit Agreement”) with Wachovia Bank, National Association, as administrative agent and a lender (in its capacity as administrative agent, the “Agent,” and in its capacity as a lender, “Wachovia”), and BMO Capital Markets Financing, Inc., as a lender (“BMO”; BMO, together with Wachovia, the “Lenders”).  The following description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

The Credit Agreement consists of a revolving credit facility (the “Revolver”) pursuant to which the Company may borrow or reborrow up to the lesser of the Borrowing Base (as defined) and $50.0 million dollars (the “Commitment Amount”).  At December 15, 2006, the Company had availability of $50.0 million under the Revolver.  Borrowings under the Revolver may be used for general corporate purposes only, and were used to repay the $20.8 million outstanding under the Company’s prior credit facility with Wachovia.  The prior credit facility has been terminated.  Available but unborrowed amounts under the Revolver are subject to a periodic unused line fee, the percentage and amount of which is dependent on the then-outstanding amounts under the Revolver.  The interest rate under the Revolver is equivalent to either (a) the base rate (which equals the higher of the Prime Rate or 0.5% above the Federal Funds Rate, each as defined) or (b) the London Interbank Offered Rate (“LIBOR”) determined on an interest period of 1-month, 2-months, 3-months or 6-months, at the option of the Company, plus, in each case, an Applicable Margin (as defined).  Base rate borrowings may be converted to LIBOR borrowings, and vice versa, at the option of the Company.

Funding under the Credit Agreement is subject to conditions customary for financing transactions of this nature.

The Credit Agreement requires the Company to comply with certain covenants customary for financing transactions of this nature, including, among others, a minimum interest coverage ratio, a minimum consolidated tangible net worth ratio, and a maximum debt to tangible net worth ratio, each as defined.  The Company must also comply with certain restrictions on its activities consistent with credit agreements of this type, including limitations on:  (a) restricted payments; (b) additional debt obligations (other than specified debt obligations); (c) investments (other than specified investments); (d) mergers, acquisitions, or a liquidation or winding up; (e) modifying its organizational documents or changing lines of business; (f) modifying Material Contracts (as defined); (g) certain affiliate transactions; (h) sale-leaseback, synthetic lease, or similar transactions; (i) guaranteeing additional indebtedness (other than specified indebtedness); (k) capital expenditures; or (l) speculative transactions.  The Credit Agreement also restricts the Company or any of its subsidiaries from creating or allowing certain liens on their assets, entering into agreements that restrict their ability to grant liens (other than specified agreements), or creating or allowing restrictions on any of their ability to make dividends, distributions, intercompany loans or guaranties, other intercompany payments, or intercompany asset transfers.

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The Company’s obligations under the Credit Agreement are secured by a limited guaranty from certain of its subsidiaries. Upon the occurrence of an event of default, the Lenders may terminate the Commitment Amount and declare all amounts outstanding under the Revolver due and payable in full (provided, however, that termination is automatic upon the occurrence of a bankruptcy or insolvency event).

The Lenders’ obligation to fund the Revolver terminates, and all amounts outstanding under the Credit Agreement are due and payable, no later than December 15, 2009 (the “Termination Date”).
Section 2 – Financial Information
Item 2.03 – Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant
See Item 1.01.
Section 9 – Financial Statements and Exhibits
Item 9.01 – Financial Statements and Exhibits.
10.1

Credit Agreement, dated as of December 15, 2006, by and among the Company, Wachovia Bank, National Association, as administrative agent and as a lender, and BMO Capital Markets Financing, Inc., as a lender.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1ST FRANKLIN FINANCIAL CORPORATION

By: /s/ A. Roger Guimond
Name: A. Roger Guimond
Title: Executive Vice President and Chief Financial Officer

Date: December 21, 2006

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EXHIBIT LIST
10.1

Credit Agreement, dated as of December 15, 2006, by and among the Company, Wachovia Bank, National Association, as administrative agent and as a lender, and BMO Capital Markets Financing, Inc., as a lender

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